Exhibit 99.1

Armstrong World Industries

Reports Fourth Quarter and Full Year 2015 Results

Key Highlights

•	Fourth quarter operating income from continuing operations of $8.8 million, down 76% over the 2014 period impacted by separation costs and higher non-cash U.S. Pension expense

•	Fourth quarter adjusted EBITDA from continuing operations of $76 million, down 6% over the 2014 period

•	Worldwide Building Products delivered record fourth quarter and full year adjusted EBITDA up 2% and 3%, respectively, over the prior year

LANCASTER, Pa., February 22, 2016 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings systems, today reported fourth quarter and full year 2015 results.

Fourth Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended December 31,
	2015	2014	Change
Net sales	$577.4	$587.3	(1.7%)
Operating income	8.8	35.9	(75.5%)
Net income	(11.4)	10.6	Unfavorable
Diluted earnings per share	($0.21)	$0.19	Unfavorable

Excluding the unfavorable impact from foreign exchange of $22 million, consolidated net sales increased 2.1% compared to the prior year period driven by higher volumes and favorable mix.

Operating income declined compared to the prior year period driven by costs associated with the previously announced separation of the flooring business, increased SG&A expense to support go-to-market initiatives in the Americas Resilient business, higher non-cash U.S. pension expense, higher manufacturing costs and unfavorable price and mix; which were only partially offset by lower input costs, higher earnings from the WAVE joint venture and the margin impact of higher volumes. Net income was negatively impacted compared to the prior year period by non-cash foreign exchange rate losses on the translation of unhedged cross-currency intercompany loans denominated in Russian Rubles used to fund construction of a mineral fiber ceilings plant that was completed in the first quarter of 2015.

“Volume improvement in the fourth quarter in both our U.S. flooring and ceilings businesses helped us to deliver full year adjusted EBITDA of $391 million, just over the high end of our guidance range,” said Matt Espe, CEO. “We also made significant progress towards the separation of our flooring and ceilings businesses, and I am pleased to report that we are now targeting April 1st as the closing date for the transaction.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended December 31,
	2015	2014	Change
Adjusted operating income	$44	$50	(13%)
Adjusted net income	$15	$23	(34%)

Adjusted diluted earnings per share	$0.27	$0.41	(34%)
Free cash flow	$4	$49	(93%)

(Amounts in millions)	Three Months Ended December 31,
	2015	2014	Change
Adjusted EBITDA
Building Products	$78	$76	2%
Resilient Flooring	7	21	(66%)
Wood Flooring	12	(4)	Favorable
Unallocated Corporate	(21)	(12)	(69%)

Consolidated Adjusted EBITDA	$76	$81	(6%)

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA decreased by 13% and 6%, respectively, in the fourth quarter of 2015 when compared to the prior year period. The decrease in adjusted EBITDA was driven by increased SG&A expense to support go-to-market initiatives in the Americas Resilient business, higher manufacturing costs and unfavorable price and mix; which were only partially offset by lower input costs, higher earnings from the WAVE joint venture and the margin impact of higher volumes. The decrease in adjusted EPS versus the prior year includes the non-cash foreign exchange impact on inter-company loans of $0.08 per share.

Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods. The decrease in free cash flow was driven primarily by lower cash earnings which were only partially offset by improvements in working capital.

Fourth Quarter Segment Highlights

Building Products

	Three Months Ended December 31,
	2015	2014	Change
Total segment net sales	$297.3	$310.9	(4.4%)
Operating income	$51.0	$55.4	(7.9)%

Excluding the unfavorable impact of foreign exchange of approximately $17 million, net sales increased in the fourth quarter by 1.1% as favorable price and mix in all regions offset the impact of lower volumes in EMEA and the Pacific Rim. Excluding the unfavorable impact from foreign exchange of $2 million, net sales in the Americas were up 2.5% driven by higher volumes and favorable price and mix performance. Operating income was negatively impacted in the fourth quarter of 2015 by cost reduction actions in EMEA and by our decision to idle one of our Building Products plants in China during 2016. Increased SG&A expenses and the margin impact of lower volumes were more than offset by favorable price and mix performance, lower manufacturing and input costs and higher earnings from WAVE.

Resilient Flooring

	Three Months Ended December 31,
	2015	2014	Change
Total segment net sales	$164.5	$162.8	1.0%
Operating (loss) income	($1.2)	$15.6	Unfavorable

Excluding the unfavorable impact from foreign exchange of $4 million, net sales increased by 3.6% driven by volume growth in both the Americas and Pacific Rim and favorable mix performance, which was only partially offset by unfavorable price. Operating income declined due to higher SG&A expenses primarily related to ongoing promotional spending to support go-to-market initiatives in the Americas, unfavorable price and mix and higher manufacturing costs, primarily due to LVT plant startup expenses, which were only partially offset by lower input costs and the margin impact of higher volumes.

Wood Flooring

	Three Months Ended December 31,
	2015	2014	Change
Total segment net sales	$115.6	$113.6	1.8%
Operating income	$7.5	($19.4)	Favorable

Net sales increased as higher volumes more than offset the unfavorable impact from price and mix. Operating income improved driven by lower input costs and the margin impact of higher volumes which more than offset higher manufacturing costs and increased SG&A expense. The comparison was also impacted by a non-cash impairment charge of $10 million recorded in the fourth quarter of 2014 to reduce the carrying value of a Wood Flooring trademark to its estimated fair value and due to additional expenses recorded in the fourth quarter of 2014 associated with the closure of our engineered wood flooring plant in Kunshan China that was closed during the third quarter of 2014.

Corporate

Unallocated corporate expense of $48.5 million increased from $15.7 million in the prior year primarily due to increased U.S. pension costs of $6 million and separation costs of $18 million.

Year to Date Results from continuing operations

(Amounts in millions)	Year Ended December 31,
	2015	2014	Change
Net sales (as reported)	$2,420.0	$2,515.3	(3.8%)
Operating income (as reported)	187.4	239.1	(21.6%)
Adjusted EBITDA	391	390	0%
Free cash flow	102	64	61%

Excluding the unfavorable impact from foreign exchange of $95 million, consolidated net sales were flat compared to the prior year as volume declines were offset by favorable price and mix.

Operating income declined by 22% driven primarily by costs associated with the previously announced separation and higher non-cash U.S. pension costs. Adjusted EBITDA improved slightly over the prior year period as lower input costs, favorable price and mix offset higher SG&A expenses, the margin impact of lower volumes and increased manufacturing expenses. The increase in free cash flow was driven by improvements in working capital and lower capital expenditures, which were only partially offset by lower cash earnings and dividends from the WAVE joint venture.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss fourth quarter and full year 2015 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Separation and Business Update Meeting

The Company will be hosting a separation and business update meeting on March 10 where both businesses will provide their 2016 outlook. While the event is by invitation only, it will be webcast live and the materials will be made available on our website shortly before the event.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and our plan to separate our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its annual report on Form 10-K for the year ended December 31, 2015 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2015, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.4 billion. As of December 31, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net sales	$577.4	$587.3	$2,420.0	$2,515.3
Costs of goods sold	439.9	461.1	1,817.2	1,932.0
Selling general and administrative expenses	127.7	94.2	447.2	398.5
Separation costs	17.5	—	34.3	—
Intangible asset impairments	—	10.0	—	10.8
Equity (earnings) from joint venture	(16.5)	(13.9)	(66.1)	(65.1)

Operating income	8.8	35.9	187.4	239.1

Interest expense	11.4	11.7	45.3	46.0
Other non-operating expense	8.0	1.3	23.5	10.5
Other non-operating (income)	(0.3)	(0.7)	(5.3)	(2.6)

(Loss) earnings from continuing operations before income taxes	(10.3)	23.6	123.9	185.2
Income tax expense	1.1	13.0	71.3	83.2

(Loss) earnings from continuing operations	($11.4)	$10.6	$52.6	$102.0
Net (loss) from discontinued operations, net of tax (benefit) of $-, $-, $- and $-	—	(2.0)	—	(23.7)
(Loss) gain from disposal of discontinued business, net of tax (benefit) of $2.3, ($1.3), ($41.8) and ($2.5)	(2.4)	(12.2)	41.6	(14.5)

Net (loss) earnings from discontinued operations	(2.4)	(14.2)	41.6	(38.2)
Net (loss) earnings	($13.8)	($3.6)	$94.2	$63.8

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4.2)	(19.6)	(25.5)	(29.6)
Derivative gain (loss)	0.9	(2.0)	0.7	(3.3)
Pension and postretirement adjustments	0.7	(112.3)	32.9	(91.0)

Total other comprehensive (loss) income	(2.6)	(133.9)	8.1	(123.9)

Total comprehensive (loss) income	($16.4)	($137.5)	$102.3	($60.1)

(Loss) earnings per share of common stock, continuing operations
Basic	($0.21)	$0.19	$0.95	$1.85
Diluted	($0.21)	$0.19	$0.94	$1.83

(Loss) earnings per share of common stock, discontinued operations
Basic	($0.04)	($0.26)	$0.74	($0.70)
Diluted	($0.04)	($0.26)	$0.74	($0.69)

Net (loss) earnings per share of common stock:
Basic	($0.25)	($0.06)	$1.69	$1.15
Diluted	($0.25)	($0.06)	$1.68	$1.14

Average number of common shares outstanding
Basic	55.5	55.2	55.5	55.0
Diluted	56.0	55.5	55.9	55.4

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Sales
Building Products	$297.3	$310.9	$1,231.3	$1,294.3
Resilient Flooring	164.5	162.8	713.3	712.9
Wood Flooring	115.6	113.6	475.4	508.1

Total net sales	$577.4	$587.3	$2,420.0	$2,515.3

Operating Income (loss)
Building Products	$51.0	$55.4	$264.8	$264.7
Resilient Flooring	(1.2)	15.6	42.2	61.6
Wood Flooring	7.5	(19.4)	19.2	(14.9)
Unallocated Corporate (expense)	(48.5)	(15.7)	(138.8)	(72.3)

Total Operating Income	$8.8	$35.9	$187.4	$239.1

Selected Balance Sheet Information

(amounts in millions)

	December 31, 2015	December 31, 2014
Assets
Current assets	$880.8	$811.5
Property, plant and equipment, net	1,096.3	1,062.4
Other noncurrent assets	714.8	732.3

Total assets	$2,691.9	$2,606.2

Liabilities and shareholders’ equity
Current liabilities	$436.3	$388.1
Noncurrent liabilities	1,486.8	1,569.0
Equity	768.8	649.1

Total liabilities and shareholders’ equity	$2,691.9	$2,606.2

Selected Cash Flow Information

(amounts in millions)

	Year Ended December 31,
	2015	2014
Net income	$94.2	$63.8
Other adjustments to reconcile net income to net cash provided by operating activities	60.7	189.9
Changes in operating assets and liabilities, net	48.8	(44.9)

Net cash provided by operating activities	203.7	208.8
Net cash (used for) investing activities	(101.5)	(149.3)
Net cash (used for) provided by financing activities	(32.3)	3.3

Effect of exchange rate changes on cash and cash equivalents	(10.4)	(12.7)

Net increase in cash and cash equivalents	59.5	50.1
Cash and cash equivalents, beginning of year	185.3	135.2

Cash and cash equivalents, end of year continuing operations	$244.8	$185.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$76	$81	$391	$390
D&A/Fx*	(32)	(31)	(121)	(118)

Operating Income, Adjusted	$44	$50	$270	$272
Non-cash impact of U.S. Pension	6	—	25	1
Separation costs	18	—	34	—
Cost reduction expenses	8	2	7	14
Multilayered Wood flooring duties	—	—	4	—
Impairment	—	10	—	13
Foreign exchange impact	3	2	13	5

Operating Income, Reported	$9	$36	$187	$239

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $31.4 million for the three months ended December 31, 2015, $31.3 million for the three months ended December 31, 2014, $118.3 million for the year ended December 31, 2015, and $129.4 million for the year ended December 31, 2014.

BUILDING PRODUCTS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$78	$76	$345	$336
D&A/Fx	(19)	(18)	(70)	(66)

Operating Income, Adjusted	$59	$58	$275	$270
Cost reduction expenses	7	1	7	1
Foreign exchange impact	1	2	3	4

Operating Income, Reported	$51	$55	$265	$265

RESILIENT FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$7	$21	$73	$93
D&A/Fx	(7)	(6)	(26)	(27)

Operating Income, Adjusted	$0	$15	$47	$66
Cost reduction expenses (income)	1	(1)	—	4
Foreign exchange impact	—	—	5	—

Operating (Loss) Income, Reported	($1)	$16	$42	$62

WOOD FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA (1)	$12	($4)	$39	$21
D&A/Fx	(3)	(3)	(12)	(14)

Operating Income (Loss), Adjusted (1)	$9	($7)	$27	$7
Cost reduction expenses	—	2	—	9
Multilayered Wood flooring duties	—	—	4	—
Impairment	—	10	—	13
Foreign exchange impact	1	—	4	—

Operating Income (Loss), Reported(1)	$8	($19)	$19	($15)

(1)	Includes a $4 million charge recorded in the second quarter of 2015 resulting from new duty rates assigned by the U.S. Department of Commerce on multilayered wood importers and a $1 million gain recorded in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring.

UNALLOCATED CORPORATE

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	($21)	($12)	($66)	($60)
D&A/Fx	(3)	(4)	(13)	(11)

Operating (Loss), Adjusted	($24)	($16)	($79)	($71)
Non-cash impact of U.S. Pension	6	—	25	1
Separation costs	18	—	34	—
Foreign exchange impact	1	—	1	—

Operating (Loss), Reported	($49)	($16)	($139)	($72)

CASH FLOW(1)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net cash from operations	$60	$98	$204	$209
Less: net cash (used for) investing	(56)	(52)	(102)	(149)

Add back (subtract) adjustments to reconcile free cash flow
Net cash effect from deconsolidation of European Flooring business	—	4	—	4
Other	—	(1)	—	—

Free Cash Flow	$4	$49	$102	$64

(1)	Cash flow includes cash flows attributable to European Flooring business

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$76		$81		$391		$390

D&A as reported	(31)		(31)		(118)		(129)
Fx/Accelerated Deprecation	(1)		—		(3)		11

Operating Income, Adjusted	$44		$50		$270		$272
Other non-operating (expense)	(19)		(13)		(63)		(55)

Earnings Before Taxes, Adjusted	25		37		207		217

Adjusted tax (expense) @ 39% for 2015 and 2014	(10)		(14)		(81)		(85)

Net Earnings, Adjusted	$15	$0.27	$23	$0.41	$126	$2.25	$132	$2.38

Pre-tax adjustment items	(29)		(14)		(58)		(32)
Non-cash impact of U.S. Pension	(6)		—		(25)		(1)
Reversal of adjusted tax expense @ 39% for 2015 and 2014	10		14		81		85
Ordinary tax	(1)		(7)		(42)		(59)
Unbenefitted foreign losses	(2)		(3)		(24)		(24)

Tax adjustment items	2		(2)		(5)		1

Net Earnings, Reported	($11)	($0.21)	$11	$0.19	$53	$0.94	$102	$1.83

Source: Armstrong World Industries